EXHIBIT 10.1

December 29, 2023

William Kerby

_________________

_________________

Dear William:

This letter agreement (this “Agreement”) is entered into between William Kerby (“you” or “Executive”) and Sigma Additive Solutions, Inc., a Nevada corporation (the “Company”). This Agreement shall be effective December 29, 2023. This Agreement confirms the current terms and conditions of your employment with the Company. This Agreement supersedes all prior negotiations, representations or agreements between you and the Company, including any prior consulting agreement, understanding or offer letter between you and the Company.

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the exempt positions of Chief Executive Officer and Principal Executive Officer. You will report to the Company’s Board of Directors (the “Board”). You will be working out of the Company’s principal office, it also being understood that the Company may require you to perform business travel to other locations from time to time in connection with the Company’s business. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company.

(b) Obligations to the Company. During the term of your Employment, you will devote your full business efforts and time to the Company. During your Employment, you agree that you will not engage in any other employment, occupation, consulting, advisory or other business activity without the prior written consent of the Company, nor will you engage in any other activities that conflict with your obligations to the Company, it being understood that you will be permitted to devote a reasonable amount of time and effort to providing service to, or serving on governing boards or committees of civic and/or charitable organizations, but only to the extent that such activities, individually or taken as a whole, do not (A) require or involve your active participation in the management of any corporation, partnership or other entity, or interfere with the execution of your duties under this Agreement; (B) otherwise violate any provision of this Agreement or the Confidentiality Agreement (hereinafter defined); or (C) impair your ability to perform your duties to the Company. You shall comply with the Company’s policies and rules, and the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), as they may be in effect from time to time during your Employment.

(c) Term. The term of employment under this Agreement shall commence and this Agreement shall be effective as of the Effective Date, and shall continue from month-to-month thereafter until terminated by either party with thirty (30) days’ prior written notice unless sooner terminated in accordance with the terms hereof (the “Term”). Should the Company notice the Executive of termination of the Agreement (other than as a result of death, Disability or Cause as specified in Section 4(b)(ii) or (iii)), the Executive shall be entitled to the benefits as outlined in Section 4(b). This Agreement will constitute the full and complete agreement between you and the Company as to your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Except as otherwise herein expressly provided for, upon the termination of your employment, you will only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

(d) Commencement Date. Assuming your acceptance of this Agreement, as evidenced by your signature below, your full-time Employment will be deemed to have commenced concurrent with the closing of that certain Share Exchange Agreement, dated as of October 12, 2023 (as may be amended from time to time, the “Share Exchange Agreement”), made by and among the Company, NextTrip Holdings, Inc., NextTrip Group, LLC and you, in the capacity as NextTrip representative.

2. Compensation; Business Expenses.

(a) Base Wage. In this exempt position, the Company will pay you as compensation for your Employment a base salary at a gross annual rate of $400,000 (“Base Salary”), pro-rated for any partial year. The Base Salary shall not be subject to decrease but may be increased in the discretion of the Company’s Compensation Committee based on an annual or special case assessments of your performance and other factors. Your base salary will continue to be payable in accordance with the Company’s standard payroll procedures.

(b) Incentive Compensation. At the discretion of the Board, you will be eligible to earn a discretionary, annual fiscal end-of-year incentive bonus in an amount bonus in an amount of up to 100% of your Base Salary. The exact amount of the incentive bonus you may receive will be dependent on the achievement of Company milestones and profitability, and such other milestones as the Board deems appropriate. Payment of your incentive bonus, if earned, will be paid to you as soon as practical following the end of the calendar year, contingent upon final financial results from the prior year and Board approval of meeting performance objectives whether plan or individual, and in any event, within 60 days therefrom. You will not earn any incentive bonus (including a prorated bonus) if your employment terminates for any reason before February 28, for the year in question.

(c) Stock Payment Option. The Executive will have the option of receiving some or all of the Base Salary and/or any bonus payable hereunder in cash or in shares of the Company’s common stock, with the stock portion being based on the higher of (a) the closing sales price per share on the trading day immediately preceding the determination by the Executive to accept shares in lieu of cash, if the shares (for example, if the Executive provides notice of his intent to exercise the Stock Option on April 10th, the closing sales price per share on April 9th (assuming it is a trading day) would be the price used for (a)); and (b) the lowest price at which such issuance will not require shareholder approval under the exchange where the Company’s common stock is then listed or Nasdaq ((a) or (b) as applicable, the “Share Price” and the “Stock Option”), provided that the Executive shall be required to provide the Company at least five business days prior written notice if he desires to exercise the Stock Option as to any payment of compensation due hereunder, unless such time period is waived by the Company. The issuance of the shares described above shall be, where applicable, subject to the approval of the exchange where the Company’s common stock is then listed or Nasdaq, and where applicable, shareholder approval, and in the sole discretion of the Board of Directors, may be issued under, or outside of, a shareholder approved stock plan.

(d) Equity Compensation. At the discretion of the Board, you will be eligible to receive certain equity compensation in an amount to be determined by the Board. Exact terms, structure are to be negotiated and any vesting will, of course, depend on your continued employment with the Company.

(e) Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies currently in effect or to be adopted after the date hereof, as may be amended from time to time,

(f) Other Remuneration. It is understood that you have entered into numerous personal guarantees with the Airline Reporting Commission, sellers of travel, merchant providers, financial institutions, associations and service providers. The Company recognizes that these guarantees are being done exclusively for the benefit of the Company and that the Company is responsible for fully indemnifying you and/or your spouse for such guarantees. For as long as you are employed by the Company and are willing to continue to support the Company, you will receive a $2,000 per month guarantee fee for so long as this Agreement and the guarantees remain in place. In the event you resign for Good Reason, or you employment is terminated by the Company for any reason, then the Company will immediately eliminate any and all guarantees failing which, for each month the guarantees remain in place, the monthly guarantee fee will rise to $10,000 per month after thirty (30) days, in the event the Company is unable to assume the guarantees in such thirty (30) day period, which fee shall terminate upon the Company assuming or terminating such of your guarantees.

3. Employee Benefits. During your Employment, you shall be entitled to receive all benefits under any and all deferred compensation plans, retirement plans, life, disability, health, accident and other insurance programs, an automobile allowance of $1,500 per month for the duration of the Term, and similar employee benefit plans and programs, sick leave, vacation time and paid time off (if any) that the Company elects in its sole discretion to provide from time to time to its executive officers (collectively referred to herein as the “Benefits”). You will be entitled to earn four (4) weeks of Paid Time Off (“PTO”) in accordance with the Company’s PTO policy. However, we reserve the right to terminate, reduce or otherwise amend any or all of the Benefits from time to time to the extent allowed by law, so long as such action applies generally to all of our executive officers. Except as otherwise required by applicable law with respect to continued “COBRA” group health care coverage and except as expressly required by the terms of the Company’s life, disability, health, accident and other insurance programs and similar employee benefit plans and programs, your right to receive Benefits shall terminate upon the termination of your Employment for any reason. You shall be eligible to earn additional equity grants under the Company’s incentive plans. You shall also be eligible to receive additional grants of stock appreciation rights from time to time. However, the decision to grant any such equity or stock appreciation rights, and the amount and terms thereof, shall be in the sole and absolute discretion of the Compensation Committee.

4. Termination of this Agreement; Separation Benefits.

(a) Termination of this Agreement. This Agreement and your employment with the Company shall terminate under any of the following conditions: (i) your death; (ii) your Complete Disability; (iii) upon your receipt of written notice from the Company that your employment is being terminated for Cause; (iv) upon thirty (30) days’ written notice from the Company that your employment is being terminated other than for Cause; (v) upon thirty (30) days’ written notice by you that you are resigning from your employment with the Company; (vi) upon thirty (30) days’ written notice by you that you are resigning from your employment with the Company for Good Reason.

(b) Separation Benefits. You will be entitled to receive separation benefits upon termination of employment only as set forth in Section 4(b)(iv) hereof; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan will reduce the amount of severance pay to which you are entitled pursuant to Section 4(b)(iv) hereof. In all cases, upon termination of employment you will receive in a lump sum payment for all salary, earned bonus (if any), and unused PTO accrued as of the date of your termination of employment.

(i) Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than in the event of a termination by you for Good Reason), you will not be entitled to any separation benefits.

(ii) Termination for Cause. If the Company or any successor in interest terminates your employment for Cause (as defined below), you will not be entitled to receive any separation benefits.

(iii) Termination for Death or Complete Disability. If your employment with the Company is terminated as a result of your death or Complete Disability, you will not be entitled to receive any separation benefits.

(iv) Involuntary Termination. Subject to the provisions of Section 4(b)(iv) and Section 5 hereof, if there is an Involuntary Termination you will be entitled to receive the following:

(A) Severance Payment. The Company will pay you an amount equal to twelve (12) months of your Base Salary (the “Severance Period”) payable in a lump sum payment upon Termination.

(B) Health Insurance. Provided that you timely elect such coverage, the Company shall pay your group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) during the Severance Period; provided, however, that in the event that you become eligible for group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately and, in furtherance thereof, you represent, warrant, covenant and agree to promptly, and in any event, within seven (7) days therefrom, notify the Company of your new employment and eligibility for group insurance coverage related thereto.

(v) Early Termination. Notwithstanding any other provisions in this Agreement, in the event this Agreement is terminated by the Company for any reason within twelve (12) months of the Effective Date of this Agreement, (i) you will be entitled to receive the benefits set forth in Section 4(b)(iv) above and (ii) the Contingent Shares (as defined in the Share Exchange Agreement) will automatically accelerate and be issuable in full if not yet earned or issued.

(c) Definitions.

(i) “Cause” means the occurrence of any of the following: (A) your conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (B) the commission of an act of fraud or a material breach of any of your fiduciary duties to the Company; (C) any willful, material violation by you of any law or regulation applicable to the business of the Company; (D) gross and willful misappropriation or theft of the Company’s or any of its subsidiary’s funds or property or (E) a material breach of any of the covenants, representations and warranties contained herein which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company.

(ii) “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(iii) “Good Reason” means the occurrence of one or more of the following (through a single action or series of actions) without your written consent: (A) the assignment to you of any authority, duties or responsibilities or the reduction of your authority, duties or responsibilities, either of which results in a material diminution in your authority, duties or responsibilities at the Company, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status); or (B) a material reduction by the Company in your Base Salary, other than a one-time reduction that is applicable to substantially all other similarly-situated executives.

An event or action will not constitute Good Reason unless (1) you give the Company written notice within 30 days after you know or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from you, and (3) you terminate employment within 30 days following the end of the cure period.

(iv) “Involuntary Termination” means a termination of your employment by the Company without Cause or you terminate your employment with the Company for Good Reason.

5. Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a) Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, in order for you to receive any severance or other benefits pursuant to Section 4(b) of this Agreement (the “Severance Benefits”), you will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following your Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Severance Benefits to be paid or provided to you, if any hereunder that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to you, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 5(b)(iii) below or resulting from an involuntary separation from service as described in Section 5(b)(iv) below. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.

(iii) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following your separation from service, will become payable on the date 6 months and 1 day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 5.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 5.

(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

6. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Confidentiality Agreement, a copy of which is attached hereto as Attachment A for your review and execution on or before December 29, 2023.

(b) Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

7. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule and the Company’s clawback policy in effect from time to time.

9. Miscellaneous.

(a) Notice. All notices and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; (ii) two (2) days following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, the first of which such delivery shall have been with signature required from the recipient; (iii) five (5) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid; and (iv) by confirmed electronic (email) transmission or facsimile. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Florida without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) Dispute Resolution.

(i) The parties shall be free to bring all differences of interpretation and disputes arising under or related to this Agreement to the attention of the other party at any time without prejudicing their harmonious relationship and operations hereunder and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. Notwithstanding the foregoing, any controversy, claim, or breach arising out of or relating to this Agreement which the parties are unable to resolve to their mutual satisfaction shall be resolved in accordance with subparagraph (ii) below.

(ii) As a condition precedent to invoking any other dispute resolution procedure including litigation, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. Within five business days of the request of either party, the requesting party shall attempt to employ the services of a third person mutually acceptable to both parties to conduct such mediation within five business days of the mediator’s appointment. Unless otherwise agreed upon by the parties hereto, the parties shall share the cost of the mediator’s fees and expenses equally. If the parties are unable to agree on such third person, then the requesting party may submit the matter to the nearest office of the American Arbitration Association for mediation, only, in accordance with the commercial mediation rules then prevailing. If, on completion of such mediation, the parties are still unable to agree upon and settle the dispute, then either party may initiate litigation. This Agreement contains no arbitration clause. Binding arbitration may only be used upon the mutual agreement of the parties hereto.

(g) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.

(h) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you acknowledge your understanding that you have been advised to consult with an attorney prior to executing this Agreement (and by your execution hereof, you acknowledge that you have so consulted with an attorney of your choice or have knowingly and voluntarily waived such consultation), and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(i) Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company’s policies.

(j) Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any third-party information or proprietary information.

(k) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before December 29, 2023.

Very truly yours,

SIGMA ADDITIVE SOLUTIONS, Inc.

By:	/s/ Frank Orzechowski
Name:	Frank Orzechowski, Chief Financial Officer

ACCEPTED AND AGREED:

WILLIAM KERBY

/s/ William Kerby
Signature

Date:	12/29/2023

ATTACHMENT A

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

(Attached)

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